Exhibit 5.1

March 14, 2023

Mind Medicine (MindMed) Inc.

One World Trade Center, Suite 8500

New York, New York 10007

Dear Sirs/Mesdames:

Re: Mind Medicine (MindMed) Inc.—Registration Statement on Form S-8

We have acted as Canadian counsel to Mind Medicine (MindMed) Inc. (the “Company”), a company incorporated under the Business Corporations Act (British Columbia), in connection with the registration of up to 5,721,837 common shares, no par value per share, of the Company (the “Common Shares”) reserved for issuance pursuant to the Mind Medicine (MindMed) Inc. Stock Option Plan, as amended on March 7, 2023 (the “Option Plan”) and pursuant to the Mind Medicine (MindMed) Inc. Performance and Restricted Share Unit Plan, as amended on March 7, 2023 (the “PRSU Plan” and, collectively with the Option Plan, the “Plans”), pursuant to a registration statement on Form S-8 (the “Registration Statement”) filed on March 14, 2023 with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of the Common Shares.

We have examined the Registration Statement, the Plans, the form of Option Agreement (as defined in the Option Plan) and the form of Award Agreement (as defined in the PRSU Plan) and all such corporate and public records, statutes and regulations and have made such investigations and have reviewed such other documents as we have deemed relevant and necessary and have considered such questions of law as we have considered relevant and necessary in order to give the opinion hereinafter set forth. As to various questions of fact material to such opinions which were not independently established, we have relied upon a certificate of an officer of the Company.

In reviewing the foregoing documents and in giving this opinion, we have assumed the legal capacity of all individuals, the genuineness of all signatures, the veracity of the information contained therein, the authenticity of all documents submitted to us as originals and the conformity to authentic or original documents of all documents submitted to us as certified, conformed, electronic, photostatic or facsimile copies.

We are qualified to practice law in the Province of British Columbia and this opinion is rendered solely with respect to the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

On the basis of the foregoing, we are of the opinion that the Common Shares have been authorized for issuance pursuant to the terms of the Option Plan and PRSU Plan, as applicable, and, when (x) issued in accordance with the terms of PRSU Plan and the applicable Award Agreement or (y) when issued and paid for in accordance with the terms of the Option Plan and the applicable Option Agreement, as applicable, the Common Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Yours very truly,

(signed) Osler, Hoskin & Harcourt LLP

Osler, Hoskin & Harcourt LLP